UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Net Element, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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EXPLANATORY NOTE

On October 13, 2020, Net Element, Inc. (the “Company”) filed a definitive proxy statement (the “Proxy Statement”) with the U.S. Securities and Exchange Commission in connection with the Company’s Annual Meeting of Shareholders to be held on December 1, 2020. The Company is filing this proxy statement supplement (this “Supplement”) to the Proxy Statement solely to provide supplemental information with respect to Proposal 2: To approve an amendment to the Corporation’s 2013 Equity Incentive Plan, as amended (the “Plan”), to increase the number of shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”) available for issuance thereunder by 210,500 shares of Common Stock resulting (if such increase is authorized by the shareholders) in the aggregate 1,160,500 shares authorized for issuance under the Plan, which represents in the aggregate approximately 23.95% of our issued and outstanding Common Stock. Such supplemental information appears below. This Supplement should be read in conjunction with the Proxy Statement. Except as specifically supplemented by this Supplement, all information in the Proxy Statement remains unchanged.

SUPPLEMENT TO PROXY STATEMENT

The Company hereby supplements its disclosures set forth in Proposal 2, including the disclosures under the caption “Eligibility to Participate in the Plan” by disclosing that, as of November 3, 2020, the Company has 4 directors and the Company and its subsidiaries have approximately 57 employees and approximately 5 independent contractors, all of whom are eligible to participate in the Plan, subject to criteria and basis described in Proposal 2 (including under the caption “Eligibility to Participate in the Plan”).

The Company hereby supplements its disclosures set forth in Proposal 2 by disclosing that, as of October 13, 2020 and November 3, 2020, the market value of securities (specifically, the shares of the Company common stock) underlying certain awards under the Plan (including Options (as defined in the Proxy Statement) and Stock Appreciation Rights (as defined in the Proxy Statement)) was $7.35 and $6.42 respectively (based on the closing trading price of such shares of common stock on the NASDAQ Capital Market).